Exhibit 99.1

Contact:      Kenneth J. Mahon
                    Exec. VP and Chief Financial Officer
                    718-782-6200 extension 8265

Stephanie Prince
Director of Corporate Marketing
718-782-6200 extension 8250

DIME COMMUNITY BANCSHARES REPORTS FIRST QUARTER 2005 EARNINGS

Brooklyn, NY - April 26, 2005 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $10.9 million, or 30 cents per diluted share, for the quarter ended March 31, 2005, compared to $12.3 million, or 33 cents per diluted share, for the quarter ended March 31, 2004 and $10.2 million, or 29 cents per diluted share, for the quarter ended December 31, 2004.

Earnings, excluding income from prepayment fees on loans and gains or losses on the sale of assets, were $9.9 million, or 28 cents per diluted share, for the quarter ended March 31, 2005, compared to $10.4 million, or 28 cents per diluted share, for the quarter ended March 31, 2004 and $9.6 million, or 27 cents per diluted share, for the quarter ended December 31, 2004.

First Quarter Highlights

§	Real estate loan originations totaled $115.0 million, with an average interest rate of 5.49%.

§	Loan sales to Fannie Mae totaled $24.4 million.

§	The annualized loan amortization rate increased to 15% from 11% sequentially.

§	Total assets declined by 0.8% annualized.

§	Net interest margin was 2.87%, six basis points lower sequentially.

§	Non-interest expenses declined 6% year-over-year and 11% sequentially.

§	The Company repurchased 184,700 shares into treasury during the quarter.

“The first quarter was highlighted by higher than expected prepayment fee income that brought reported earnings one penny above the range we had estimated at the beginning of the quarter," said Vincent F. Palagiano, Chairman and Chief Executive Officer. "During the quarter, we began to see the lagging effect of the tightening of monetary policy by the Federal Open Market Committee upon our average cost of funds and net interest margin. We are pleased with the overall performance of our deposit funding costs, which, despite increasing 11 basis points during the quarter, continue to significantly lag the overall movement in interest rates over the past nine months."

Mr. Palagiano further noted, “We are currently actively exploring expansion of our branch network. Branch development is being considered in anticipation of resuming a strategy to grow our earning assets as interest rates approach more normalized ranges, allowing the Bank to more fully leverage its strong capital base.”

FINANCIAL RESULTS

For the quarter ended March 31, 2005, the Company’s pre-tax income was $17.2 million, compared to $19.3 million in the same quarter of the previous year. This $2.1 million decrease was primarily due to decreases of $1.1 million in net interest income and $1.6 million in non-interest income, which was partially offset by a decrease of $607,000 in non-interest expense. Average earning assets grew by $274 million year-over-year, however, net interest income declined due to a 42 basis point contraction in net interest margin from 3.29% at March 31, 2004 to 2.87% at March 31, 2005. The decline in non-interest income reflected a decline of $958,000 in prepayment fees and the absence of any gains on the sale of securities this quarter ($516,000 of gains were recorded during the quarter ended March 31, 2004). The decrease of $607,000 in non-interest expense was due mainly to lower expenses in the ESOP and executive benefits plans, and in core computer service costs.

On a linked quarter basis, the Company’s pre-tax income increased $844,000 from $16.4 million in the December 2004 quarter, to $17.2 million in the March 2005 quarter. A decrease of $826,000 in net interest income was offset by a $518,000 increase in prepayment fee income ($1.6 million earned in prepayment fee income this quarter) combined with a reduction of $1.2 million in non-interest expense. Various cost savings activities implemented over the past several quarters, including a reduction in certain supplemental executive benefit plans, freezing the Board of Directors’ retirement plan, and a reduction in core processing costs, contributed to the reduction in non-interest expense.

Net interest margin declined 6 basis points to 2.87% during the March 2005 quarter from 2.93% in the December 2004 quarter. The decline was due to an increase of 13 basis points in the average cost on interest bearing liabilities (primarily the cost of deposits) combined with a decrease in the yield on real estate loans of 3 basis points to 5.62%. However, since loans in the Bank’s pipeline as of March 31, 2005 had an average rate of 5.55%, we expect a slowdown in the rate of decline in the yield on mortgage assets.

Average deposits per branch approximated $108 million at March 31, 2005, lower than the $114 million average at March 31, 2004 and the $111 million average at December 31, 2004. The loan-to-deposit ratio was 114% at March 31, 2005, compared to 101% at March 31, 2004 and 113% at December 31, 2004. Core deposits comprised 56% of total deposits at March 31, 2005, compared to 57% at both March 31, 2004 and December 31, 2004.

Over the past nine months, management has elected not to grow deposits due to the Company’s reluctance to add loans at the then prevailing unsustainably low loan rates.

Non-interest income, excluding gains or losses on the sale of assets, totaled $3.9 million during the quarter ended March 31, 2005, compared to $5.0 million in the quarter ended March 31, 2004 and $3.3 million in the quarter ended December 31, 2004. The variances resulted primarily from prepayment fee income, which totaled $1.6 million in the quarter ended March 31, 2005, $2.5 million in the quarter ended March 31, 2004 and $1.1 million in the quarter ended December 31, 2004.

The Company recorded a net gain of $135,000 on the sale of $24.4 million in loans to Fannie Mae during the quarter ended March 31, 2005. The Company recorded net gains of $357,000 on the sale of $23.6 million in loans to Fannie Mae during the quarter ended December 31, 2004 and $60,000 on the sale of $5.6 million in loans to Fannie Mae during the quarter ended March 31, 2004.

There were no gains or losses recorded on sales of securities during the quarters ended March 31, 2005 and December 31, 2004. The Company recorded gains of $516,000 on the sale of securities during the quarter ended March 31, 2004.

Non-interest expense totaled $9.8 million during the quarter ended March 31, 2005, a decrease of $607,000, or 6%, from the prior year quarter, and a decline of $1.2 million, or 11%, sequentially. During the quarter ended December 31, 2004, the Company incurred a non-recurring charge of $640,000 that resulted from the data system conversion completed in November 2004. In the quarter ended March 31, 2005, cost savings of $236,000 were realized from adjustments made to various benefit plans. In addition, the core deposit premium associated with the deposits acquired as a result of a 1999 acquisition became fully amortized as of January 2005, reducing non-interest expense by $158,000 during the March 31, 2005 quarter. Finally, cost savings realized from the recent data system conversion also contributed to the reduced level of non-interest expense during the March 2005 quarter.

The effective tax rate was 36.8% for the quarter ended March 31, 2005. The effective tax rate is expected to approximate 36.0% during the year ending December 31, 2005.

Mr. Palagiano concluded, “As can be seen from our loan commitment rates and the growing volume of our loan pipeline, we believe that we are nearing the point in the interest rate cycle where it is prudent to begin to grow assets once again, while continuing to closely manage our interest rate exposure on both the asset and liability sides of our balance sheet. In addition, we believe that the continued building of our capital base will best position the Company for any future market scenario.”

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $115.0 million during the quarter ended March 31, 2005. The average rate on these originations was 5.49%, modestly lower than the 5.55% realized during the quarter ended December 31, 2004. Real estate loan prepayment and amortization during the March 2005 quarter approximated 15% of the loan portfolio on an annualized basis, compared to 26% during the March 2004 quarter and 11% during the December 2004 quarter.

At March 31, 2005, the multifamily and mixed use loan commitment pipeline approximated $160.5 million, at an average rate of 5.55%, of which $17.3 million is intended for sale to Fannie Mae.

The Bank maintained its long record of outstanding credit quality during the most recent quarter. Non-performing loans were $2.7 million at March 31, 2005, representing 0.08% of total assets.

STOCKHOLDERS EQUITY & SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at March 31, 2005 was $282.8 million, or 8.39% of total assets, compared to $275.8 million, or 8.18% of total assets at March 31, 2004. Tangible stockholders’ equity was $233.0 million at quarter end, equal to 7.01% of tangible assets, compared to $217.8 million, or 6.57% of tangible assets at March 31, 2004.

The return on average stockholders’ equity was 15.47% during the first quarter of 2005 and the return on tangible equity was 18.95%. The cash return on average tangible equity, which management considers the best measurement of the Company’s internal capital generation, was 19.63%.

During the March 2005 quarter, the Company repurchased 184,700 shares of its common stock into treasury. As of March 31, 2005, the Company had an additional 1.2 million shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004.

OUTLOOK

While first quarter results were better than expected, we continue to believe that lower loan originations, a lower prepayment speed, and lower prepayment fee income will characterize the full year of 2005, when compared to 2004. In 2004, $1.01 billion of loans were originated, prepayment speed equaled 24%, and prepayment fee income totaled $9.8 million. In the first quarter of 2005, prepayment speed equaled 15%, and prepayment fee income totaled $1.6 million. The Company believes that these may well be high-water marks for 2005. As noted, deposit costs have begun to trend upward as well, which will further pressure the cost of funds as the year progresses. We believe that the net result of these factors will result in moderate contraction of the Company’s net interest margin in the second quarter and as such, the Company now expects second quarter earnings per share will be in a range of $0.26 to $0.28 cents.

CONFERENCE CALL

Management will conduct a conference call at 10:00 A.M. Eastern Time, on Wednesday, April 27, 2005, to discuss the Company’s operating performance for the quarterly period ended March 31, 2005.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com. Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until May 27, 2005.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.37 billion in assets as of March 31, 2005, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

-tables to follow -

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31,
	2005	December 31,
ASSETS:	(Unaudited)	2004
Cash and due from banks	$25,575	$26,581
Investment securities held to maturity	585	585
Investment securities available for sale	92,568	54,840
Mortgage-backed securities held to maturity	415	465
Mortgage-backed securities available for sale	482,395	519,420
Federal funds sold and other short-term assets	117,507	103,291
Real estate Loans:
One-to-four family and cooperative apartment	132,169	138,125
Multi-family and underlying cooperative	1,892,421	1,916,118
Commercial real estate	440,094	424,060
Construction and land acquisition	10,538	15,558
Unearned discounts and net deferred loan fees	(328)	(463)
Total real estate loans	2,474,894	2,493,398
Other loans	2,650	2,916
Allowance for loan losses	(15,230)	(15,543)
Total loans, net	2,462,314	2,480,771
Loans held for sale	1,290	5,491
Premises and fixed assets, net	16,648	16,652
Federal Home Loan Bank of New York capital stock	25,325	25,325
Goodwill	55,638	55,638
Other assets	90,132	88,207
TOTAL ASSETS	$3,370,392	$3,377,266
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$136,302	$138,402
Savings	359,104	362,656
Money Market	725,067	749,040
Sub-total	1,220,473	1,250,098
Certificates of deposit	947,500	959,951
Total Due to depositors	2,167,973	2,210,049
Escrow and other deposits	78,546	48,284
Securities sold under agreements to repurchase	205,584	205,584
Federal Home Loan Bank of New York advances	506,500	506,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	31,854	27,963
TOTAL LIABILITIES	3,087,622	3,095,545
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
50,289,996 shares and 50,111,988 shares issued at
March 31, 2005 and December 31, 2004, respectively,
and 37,190,852 shares and 37,165,740 shares outstanding
at March 31, 2005 and December 31, 2004, respectively)	503	501
Additional paid-in capital	199,269	198,183
Retained earnings	264,140	258,237
Unallocated common stock of Employee Stock Ownership Plan	(4,726)	(4,749)
Unearned common stock of Recognition and Retention Plan	(3,071)	(2,612)
Common stock held by the Benefit Maintenance Plan	(7,348)	(7,348)
Treasury stock (13,099,144 shares and 12,946,248 shares
at March 31, 2005 and December 31, 2004, respectively)	(159,839)	(157,263)
Accumulated other comprehensive loss income, net	(6,158)	(3,228)
TOTAL STOCKHOLDERS' EQUITY	282,770	281,721
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,370,392	$3,377,266

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004
Interest income:
Loans secured by real estate	$34,848	$35,193	$33,615
Other loans	32	47	63
Mortgage-backed securities	4,490	4,792	4,712
Investment securities	606	643	312
Other	954	778	343
Total interest income	40,930	41,453	39,045
Interest expense:
Deposits and escrow	9,381	9,139	9,004
Borrowed funds	8,573	8,512	5,925
Total interest expense	17,954	17,651	14,929
Net interest income	22,976	23,802	24,116
Provision for loan losses	60	100	60
Net interest income after
provision for loan losses	22,916	23,702	24,056
Non-interest income:
Service charges and other fees	1,408	1,375	1,560
Net gain on sales and
redemptions of assets	135	357	576
Prepayment fee income	1,585	1,067	2,543
Other	926	867	938
Total non-interest income	4,054	3,666	5,617
Non-interest expense:
Compensation and benefits	5,607	5,883	5,716
Occupancy and equipment	1,336	1,293	1,263
Core deposit intangible amortization	48	206	206
Other	2,767	3,618	3,180
Total non-interest expense	9,758	11,000	10,365
Income before taxes	17,212	16,368	19,308
Income tax expense	6,341	6,138	6,968
Net Income	$10,871	$10,230	$12,340
Earnings per Share:
Basic	$0.31	$0.29	$0.35
Diluted	$0.30	$0.29	$0.33
Average common shares
outstanding for Diluted EPS	35,757,992	35,861,646	36,863,260

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2005	2004	2004

Performance and Other Selected Ratios:
Return on Average Assets	1.30%	1.20%	1.60%
Return on Average Stockholders' Equity	15.47%	14.56%	17.72%
Return on Average Tangible Stockholders' Equity	18.95%	17.94%	22.28%
Net Interest Spread	2.59%	2.71%	3.05%
Net Interest Margin	2.87%	2.93%	3.29%
Non-interest Expense to Average Assets	1.16%	1.29%	1.34%
Efficiency Ratio	36.28%	40.57%	35.55%
Effective Tax Rate	36.84%	37.50%	36.09%
Tangible Equity to Tangible Assets at period end	7.01%	6.88%	6.57%

Per Share Data:
Reported EPS (Diluted)	$0.30	$0.29	$0.33
Stated Book Value	7.60	7.58	7.37
Tangible Book Value	6.27	6.16	5.82

Average Balance Data:
Average Assets	$ 3,357,138	$ 3,417,550	$ 3,094,199
Average Interest Earning Assets	3,204,674	3,250,859	2,931,156
Average Stockholders' Equity	281,038	281,073	278,585
Average Tangible Stockholders' Equity	229,509	228,126	221,521
Average Loans	2,481,554	2,493,365	2,218,390
Average Deposits	2,183,923	2,226,096	2,144,642

Asset Quality Summary:
Net charge-offs (recoveries)	($ 1)	$ 59	$ 30
Nonperforming Loans	2,712	1,459	1,381
Nonperforming Loans/ Total Loans	0.11%	0.06%	0.06%
Nonperforming Assets/Total Assets	0.08%	0.04%	0.04%
Allowance for Loan Loss/Total Loans	0.61%	0.62%	0.66%
Allowance for Loan Loss/Nonperforming Loans	561.68%	1065.32%	1085.59%

Regulatory Capital Ratios (Bank Only):
Tangible Capital Ratio	8.23%	7.88%	7.16%
Leverage Capital Ratio	8.23%	7.88%	7.16%
Risk -Based Capital Ratio	13.13%	12.83%	14.40%

Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (1):
Net Income	$10,871	$10,230	$12,340
Additions to Net Income:
Core Deposit Intangible Amortization	48	206	206
Non-cash stock benefit plan expense	343	453	795
Cash Earnings	$11,262	$10,889	$13,341

Cash EPS (Diluted)	0.31	0.30	0.36
Cash Return on Average Assets	1.34%	1.27%	1.72%
Cash Return on Average Tangible Stockholders' Equity	19.63%	19.09%	24.09%

(1) Cash earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
		March 31, 2005			December 31, 2004			March 31, 2004
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,478,992	$34,848	5.62%	$2,490,166	$35,193	5.65%	$2,214,940	$33,615	6.07%
Other loans	2,562	32	5.00	3,199	47	5.88	3,450	63	7.30
Mortgage-backed securities	504,077	4,490	3.56	550,525	4,792	3.48	543,070	4,712	3.47
Investment securities	68,252	606	3.55	56,173	643	4.58	37,715	312	3.31
Other short-term investments	150,791	954	2.53	150,796	778	2.06	131,981	343	1.04
Total interest earning assets	3,204,674	$40,930	5.11%	3,250,859	$41,453	5.10%	2,931,156	$39,045	5.33%
Non-interest earning assets	152,464			166,691			163,043
Total assets	$3,357,138			$3,417,550			$3,094,199

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$43,071	$80	0.75%	$44,092	$99	0.89%	$36,919	$88	0.96%
Money Market accounts	724,333	2,745	1.54	791,133	2,893	1.45	763,185	2,691	1.42
Savings accounts	360,842	491	0.55	363,969	440	0.48	367,196	494	0.54
Certificates of deposit	961,947	6,065	2.56	933,990	5,707	2.43	884,235	5,731	2.61
Borrowed Funds	804,339	8,573	4.32	809,282	8,512	4.18	578,296	5,925	4.12
Total interest-bearing liabilities	2,894,532	$17,954	2.52%	2,942,466	$17,651	2.39%	2,629,831	$14,929	2.28%
Checking accounts	93,730			92,912			93,107
Other non-interest-bearing liabilities	87,838			101,099			92,676
Total liabilities	3,076,100			3,136,477			2,815,614
Stockholders' equity	281,038			281,073			278,585
Total liabilities and stockholders' equity	$3,357,138			$3,417,550			$3,094,199
Net interest income		$22,976			$23,802			$24,116
Net interest spread			2.59%			2.71%			3.05%
Net interest-earning assets	$310,142			$308,393			$301,325
Net interest margin			2.87%			2.93%			3.29%
Ratio of interest-earning assets
to interest-bearing liabilities			110.71%			110.48%			111.46%